                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-15


                                 TERMS AGREEMENT


                                                            Dated: June 28, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2005-15.

Terms of the Series 2005-15 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2005-15 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-AX, Class 1-PAX, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7, Class B8, Class B9, Class B10, Class P-I, Class P-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of five pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Class 1-A1, Class 1-A2, Class 1-AX, Class 1-PAX, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class B7 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-AX, Class 1-PAX, Class 2-A1, Class 3-A1, Class 3-A2, Class 4-A1 and Class R Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 1-A2, Class 2-A2 and Class 4-A2 Certificates be rated "AAA" by S&P; the Class B1 Certificates be rated "AA+" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "AA" by S&P; the Class B3 Certificates be rated "AA-" by S&P; the Class B4 Certificates be rated "A" by S&P; the Class B5 Certificates be rated "A-" by S&P; the Class B6 Certificates be rated "BBB" by S&P; and the Class B7 Certificates be rated "BBB-" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     June 1, 2005.



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Closing Date:     10:00 A.M., New York time, on or about June 30, 2005. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.



                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

























                                        2
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                 LEHMAN BROTHERS INC.


                                                 By: ___________________________
                                                     Name:  Mary Stone
                                                     Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION



By:   _____________________________
      Name:  Michael C. Hitzmann
      Title: Vice President
















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
                                         Schedule 1
                                         -----------


                                         Initial
                                       Certificate
                                      Principal or
                                        Notional    Certificate Interest     Purchase Price
                     Class              Amount(1)           Rate               Percentage
           --------------------------------------------------------------------------------
           1-A1....................   $130,200,000      Adjustable(2)(3)          100%
           1-A2....................     $7,964,000      Adjustable(2)(3)          100%
           1-AX....................    $10,946,145      Adjustable(4)             100%
           1-PAX...................     $8,662,357      Adjustable(4)             100%
           2-A1....................   $149,390,000      Adjustable(3)             100%
           2-A2....................     $9,137,000      Adjustable(3)             100%
           3-A1....................   $166,486,000      Adjustable(3)             100%
           3-A2....................    $21,693,000      Adjustable(3)             100%
           4-A1....................   $486,797,000      Adjustable(3)             100%
           4-A2....................    $14,446,000      Adjustable(3)             100%
           B1......................    $17,729,000      Adjustable(3)             100%
           B2......................    $11,992,000      Adjustable(3)             100%
           B3......................     $3,127,000      Adjustable(3)             100%
           B4......................     $6,255,000      Adjustable(3)             100%
           B5......................     $2,085,000      Adjustable(3)             100%
           B6......................     $3,127,000      Adjustable(3)             100%
           B7......................     $2,085,000      Adjustable(3)             100%
           R                                  $100      Adjustable(2)             100%

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(1)  These balances are approximate, as described in the Prospectus Supplement.

(2) The Class 1-A1, Class 1-A2 and Class R Certificates will bear interest at 5.060% through the Distribution Date in May 2010, subject to adjustment as described in the Prospectus Supplement. Beginning with the Distribution Date in June 2010, and for each Distribution Date thereafter, the Class 1-A1, Class 1-A2 and Class R Certificates will bear interest at the Net WAC for Pool 1, as described in the Prospectus Supplement.

(3) These certificates will accrue interest based on adjustable interest rates, as described in the Prospectus Supplement.

(4) The Class 1-AX and Class 1-PAX Certificates will be Interest-Only Certificates; they will not be entitled to payments of principal and will accrue interest at 5.06% based on their respective Notional Amounts as described in the Prospectus Supplement. After the Distribution Date in May 2010, the Class 1-AX and Class 1-PAX Certificates will no longer receive distributions of any kind.